Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES RECORD AND EXPIRY DATES
FOR RIGHTS OFFERING
Fairfax, Virginia, April 1, 2009 — (BHS: NYSE) Brookfield Homes Corporation today announced record and expiry dates in connection with its previously announced rights offering to its common stockholders of up to 10,000,000 shares of 8% convertible preferred stock.
Stockholders of record at 5:00 p.m. New York City time on April 3, 2009 will receive 0.3735701 non-transferable subscription rights for each share of common stock owned on the record date, subject to adjustment as contemplated by the terms of the rights offering. As soon as practicable after the record date, the company will distribute the rights, rights certificates and copies of the prospectus to stockholders of record on the record date.
The rights offering will terminate at 5:00 p.m., New York City time, on April 27, 2009, unless extended by our board of directors.
This announcement does not constitute an offer to sell, or the solicitation of any offer to buy, any securities. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.
A written prospectus for the rights offering may be obtained by contacting BNY Mellon Shareowner Services, 480 Washington Blvd., 27th Floor, Jersey City, NJ 07310, Tel: 1-866-205-7208.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 24,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including the proposed completion of a rights offering for 10 million shares of 8% convertible preferred stock and those statements preceded by, followed by, or that include the words “proposed”, “planned”, “anticipate,” “should,” “goals,” “expected,” “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.